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                                                                      EXHIBIT 21
                                                  SUBSIDIARIES OF THE REGISTRANT

                         HAPPY KIDS INC. - SUBSIDIARIES

          Immediately prior to the effectiveness of the Registrant's proposed initial public offering, the Registrant shall have the following wholly-owned subsidiaries:

              Happy Kids Children's Apparel, Ltd. a New York corporation (formerly Happy Kids, Ltd.)

              Talk of the Town Apparel Corp., a New York corporation

              O.P. Kids, Inc., a New Jersey corporation, to be the successor to O.P. Kids, LLC, a New Jersey Limited Liability Company

              H.O.T. Kidz, Inc., a New York corporation, to be the successor to H.O.T. Kidz, LLC, a New York Limited Liability Company

              J & B 18 Corp., a New York corporation

              Hawk Industries, Inc., a New Jersey corporation